Exhibit 10.6
                            ASSUMPTION OF LIABILITIES

                                       AND

                               INDEMNITY AGREEMENT

     This Assumption of Liabilities and Indemnity Agreement (this "Agreement") is entered into as of December 31, 1996 by and between PRIMEX TECHNOLOGIES, INC., a Virginia corporation, having its executive offices at 10101 Ninth Street North, St. Petersburg, Florida 33716-3807 ("Primex"), and OLIN CORPORATION, a Virginia corporation, having its executive offices at 501 Merritt 7, Norwalk, Connecticut 06851 ("Olin") (Primex and Olin each being referred to as a "Party" and collectively as the "Parties").

                                   WITNESSETH:

WHEREAS, Olin and Primex have entered into that certain Distribution Agreement dated as of December 30, 1996 concerning the spin-off of Primex from Olin (the "Distribution Agreement"); and

WHEREAS, Olin and Primex desire to allocate certain liabilities and obligations associated with their respective businesses;



NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the Parties hereby agree as follows:

I. PRIMEX ASSUMPTION AND INDEMNITY. Primex shall solely assume, and shall indemnify and hold harmless Olin from and against:

     A. All claims, damages, losses, liabilities, fines, penalties, costs and expenses (including reasonable attorneys' fees and disbursements)
(collectively, "Liabilities") arising out of, associated with, or resulting from the activities, business, operations, assets, properties, conduct or status of Primex on or after the Effective Time (as defined in the Distribution Agreement) except for the matter described in Article II.B below;

     B. All Liabilities associated with the matters, current sites and businesses described in Exhibit I, including, without limitation, those Liabilities in connection with the removal, remediation or control of environmental conditions at or associated with any of the sites identified therein.

     C. All Liabilities arising out of, associated with, or resulting from the activities, business, operations, assets, properties, conduct or status of Olin's Aerospace and Ordnance Divisions (including their respective constituent Olin subsidiaries) prior to the Effective Time that are continued by Primex following the Distribution (as defined in the Distribution Agreement) except for the matter described in Article II.B below.

     D. All Liabilities arising out of, associated with, or resulting from the activities, business, operations, assets, properties, conduct or status of the discontinued businesses and former sites related to Olin's Aerospace and Ordnance Divisions (including their respective constituent Olin subsidiaries) identified in Exhibit II, including, without limitation, Liabilities in connection with the removal, remediation or control of environmental conditions at any of the sites identified thereby and except for those matters described in
Article II.B and E below.

     E. All Liabilities arising out of or resulting from or any of the agreements and guarantees identified in Exhibit III except with respect to the Partnership Agreement referred to in such Exhibit III only those Liabilities accruing on or after the date the partnership interest under such Partnership Agreement was transferred to Primex.

     F. All Liabilities for employee benefits for which Primex is responsible pursuant to Article VI of the Distribution Agreement.

     G. All Liabilities arising out of, in connection with, or related to any of the contracts with the U.S. Government, or any instruments or agreements related thereto, that Olin was obligated to guarantee pursuant to the novation of such contracts to Primex or its subsidiaries.

II. OLIN ASSUMPTION AND INDEMNITY. Olin shall solely assume, and shall indemnify and hold harmless Primex from and against:

     A. All Liabilities arising out of, associated with, or resulting from the activities, business, operations, assets, properties, conduct or status of Olin on or after the Effective Time;

     B. Civil settlements, monetary judgments and legal fees and costs (excluding without limitation obligations to fulfill the offset requirement), in each case incurred and paid after the Effective Time, all in connection with the Belgium Legal Matter described in Exhibit IV.

     C. All other Liabilities arising out of, associated with, or resulting from the activities, business, operations, assets, properties, conduct or status of Olin prior to the Effective Time except for those described in Article I above.

     D. All claims and Liabilities for employee benefits for which Olin is responsible pursuant to Article VI of the Distribution Agreement.

     E. All Liabilities arising out of, associated with, or resulting from the activities, business, operations, assets, properties, conduct or status of Ravenna Army Ammunition Plant in Ravenna, Ohio and the Badger Army Ammunition Plant in Baraboo, Wisconsin, including without limitation close-out costs, unfunded pension costs, and unfunded retiree benefit cost.

     F. All Liabilities arising out of or resulting from the Partnership Agreement referred to in Exhibit III hereto that accrued prior to the date the partnership interest arising under such Partnership Agreement was transferred to Primex.

III. INSURANCE MATTERS. The amount which any indemnifying Party is or may be required to pay to any indemnified Party hereunder shall be reduced (including, without limitation, retroactively) by any proceeds of insurance policies or other amounts actually recovered by or on behalf of such indemnified Party in reduction of the related Liability. If an indemnified Party shall have received the payment (an "Indemnity Payment") required by this Agreement from an indemnifying Party in respect of any Liability and shall subsequently actually receive proceeds of insurance policies or other amounts in respect of such Liability, then such indemnified Party shall pay to such indemnifying Party a sum equal to the amount actually received (up to but not in excess of the amount of any Indemnity Payment made hereunder). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a benefit they would not otherwise be entitled to receive in the absence of the indemnification provisions hereof by virtue of the indemnification provisions hereof.

IV.  PROCEDURES FOR INDEMNIFICATION.

     A. THIRD PARTY CLAIMS. If a claim or demand is made against an indemnified Party by any person who is not a party to this Agreement (a "Third Party Claim") as to which such indemnified Party is entitled to indemnification pursuant to this Agreement, such indemnified Party shall notify the indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 15 business days) after receipt by such indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying Party shall have been actually prejudiced as a result of such failure (except that the indemnifying Party shall not be liable for any expenses incurred during the period in which the indemnified Party failed to give such notice). Thereafter, the indemnified Party shall deliver to the indemnifying Party, promptly (and in any event within 15 business days) after the indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified Party relating to the Third Party Claim.

     If a Third Party Claim is made against an indemnified Party, the indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the indemnified Party therefor, to assume the defense thereof with counsel selected by the indemnifying Party; provided, however, that such counsel is not reasonably objected to by the indemnified Party. Should the indemnifying Party so elect to assume the defense of a Third Party Claim, the indemnifying Party shall not be liable to the indemnified Party for legal or other expenses subsequently incurred by the indemnified Party in connection with the defense thereof. If the indemnifying Party assumes such defense, the indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Party, it being understood that the indemnifying Party shall control such defense. The indemnifying Party shall be liable for the fees and expenses of counsel employed by the indemnified Party for any period during which the indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the indemnified Party shall have given notice of the Third Party Claim as provided above). If the indemnifying Party so elects to assume the defense of any Third Party Claim, the indemnified Party shall cooperate with the indemnifying Party in the defense or prosecution thereof.

     If the indemnifying Party acknowledges in writing its obligation to indemnify the indemnified Party for a Third Party Claim, then in no event will the indemnified Party admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the indemnifying Party's prior written consent; provided, however, that the indemnified Party shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the indemnifying Party if the indemnified Party releases the indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the indemnifying Party. If the indemnifying Party acknowledges in writing its obligation to indemnify the indemnified Party for a Third Party Claim, the indemnified Party will agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying Party may recommend and that by its terms obligates the indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the indemnified Party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified Party; provided, however, that the indemnified Party may refuse to agree to any such settlement, compromise or discharge if the indemnified Party agrees that the indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the indemnifying Party in connection with such settlement, compromise or discharge.

     Notwithstanding the foregoing, the indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified Party which the indemnified Party reasonable determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

     B. INDEMNIFICATION PAYMENTS. Indemnification required by this Agreement, shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damages or expense is incurred.

     C.   OTHER ADJUSTMENTS.

          (1) The amount of any indemnification obligation with respect to any Third Party Claim ("Indemnity Obligation") shall be (x) increased to take into account any net tax cost actually incurred by the indemnified Party arising from any payments received from the indemnifying Party (grossed up for such increase) and (y) reduced to take into account any net tax benefit actually realized by the indemnified Party arising from the incurrence or payment of any such Indemnity Obligation. In computing the amount of such tax cost or tax benefit, the indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any payment with respect to an Indemnity Obligation or the incurrence or payment of any Indemnity Obligation.

          (2) In addition to any adjustments required pursuant to Article III hereof or clause (1) of this paragraph C., if the amount of any Indemnity Obligation shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the indemnified Party to the indemnifying Party up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnity Obligation.

V. CONSOLIDATION, MERGER, TRANSFER, OR LEASE. Neither Party shall consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to any other person, and neither Party shall permit any person to consolidate with or merge into it or convey, transfer or lease its properties and assets substantially as an entirety to said Party unless:

     A. In any case in which either Party shall consolidate with or merge into another person or convey, transfer or lease its properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which said Party is merged or the person which acquires by conveyance or transfer, or which leases the properties and assets of said Party substantially as an entirety shall (i) be a corporation, (ii) be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and (iii) expressly assume, by an instrument satisfactory to the other Party, each and every obligation of said Party to be performed or observed hereunder;

     B. In the case Primex is the Party involved, after giving effect to such transaction, the person formed by such consolidation or into which Primex is merged or the person which acquires by conveyance, transfer or lease the properties and assets of Primex substantially as an entirety must have consolidated stockholders' equity, as determined in accordance with generally accepted accounting principles, at least equal to the consolidated stockholders' equity of Primex immediately prior to the consummation of such transaction; and

     C. Said Party shall have delivered to the other Party a Certificate executed by its Chief Executive Officer and Chief Financial Officer stating that such consolidation, merger, conveyance, transfer or lease comply with this
Article V and that all conditions precedent herein relating to such transaction have been complied with.

VI. NOTICES. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

          To Olin Corporation:
          501 Merritt 7
          P.O. Box 4500
          Norwalk, CT 06851
          Attn:  General Counsel

          To Primex:
          10101 Ninth Street North
          St. Petersburg, FL 33716-3807
          Attn:  General Counsel

VII. DISPUTE RESOLUTION. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, "Agreement Disputes"), the General Counsels of the relevant Parties or their designees shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute. If after such reasonable period such General Counsels or their designees are unable to settle such Agreement Dispute (and in any event after 60 days have elapsed from the time the relevant Parties began such negotiations), such Agreement Dispute shall be determined, at the request of any relevant party, by arbitration conducted in St. Louis, Missouri before and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association (the "Rules"), and any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. 10(a) as in effect on the date hereof), and judgment may be entered by any state or Federal court having jurisdiction thereof in accordance with Section 9.19 hereof. Unless the arbitrator otherwise determines, the pre-trial discovery of the then-existing Federal Rules of Civil Procedure and the then-existing Rules 12, 13, and 13.1 of the Rules of the United States District Court for the Southern District of Illinois shall apply to any arbitration hereunder. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section VII shall be determined by the arbitrator. The arbitrator shall be a retired or former judge of any United States District Court or Court of Appeals or such other qualified person as the relevant Parties may agree to designate, provided such individual has had substantial professional experience with regard to settling commercial disputes. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The designation of a situs or a governing law for this Agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable. In his award the arbitrator shall allocate, in his discretion, among the Parties to the arbitration all costs of the arbitration, including, without limitation, the fees and expenses of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the Parties. The undersigned agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceedings becoming final under the Rules. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including, without limitation, monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator shall not be entitled to award punitive damages.

VIII. CONSENT TO JURISDICTION. Without limiting the provisions of Section VII hereof, each of the Parties irrevocably submits to the exclusive personal jurisdiction and venue of (a) the Circuit Court of the Third Judicial Circuit, Madison County, Illinois, and (b) the United States District Court for the Southern District of Illinois for the purposes of any suit, action or other pro ceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of Illinois or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Circuit Court of the Third Judicial Circuit, Madison County, Illinois. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction in this Section VIII. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Circuit Court of the Third Judicial Circuit, Madison County, Illinois, or (ii) the United States District Court for the Southern District of Illinois, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

IX. SURVIVAL. All the indemnity obligations under this Agreement shall survive indefinitely.

X.   GENERAL.

     A. COMPLETE AGREEMENT; CONSTRUCTION. This Agreement, including the Exhibits, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.

     B. AMENDMENTS. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties.

     C. WAIVER. The failure of either Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party's right to demand strict performance thereafter of that or any other provision hereof.

     D. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     E. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois, excluding its choice of law provisions.

     F. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

     G. ATTORNEY FEES. A Party in breach of this Agreement shall, on demand, indemnify and hold harmless the other Parties hereto for and against all out-of-pocket expenses, including, without limitation, legal fees, incurred by such other Party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other Party may be entitled hereunder or otherwise.

     H. TITLE AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     I. EXHIBITS. The Exhibits shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of Olin and Primex as of the date first above written.

PRIMEX TECHNOLOGIES, INC.               OLIN CORPORATION

By:  /s/George H. Pain                  By:  /s/Johnnie M. Jackson, Jr.
     -----------------                       --------------------------
     George H. Pain                          Johnnie M. Jackson, Jr.
     Vice President                          Vice President, General Counsel
                                               and Secretary

                                    EXHIBIT I

A.   GENERAL LITIGATION AND CLAIMS

1. Weiser Security Services, Inc. vs. Olin Corporation (Pinellas County, District Court), Case No. 94-6662-CO-41. This is a breach of contract action brought by former contractor Weiser against Olin for the hiring of security guards previously employed by Weiser in violation of non-compete covenants in the contract.

2. Conco Claim. Conco, Inc. has submitted a claim against Olin in excess of $400,000 for expenses incurred in producing subcontract metal ammunition cans to defective government specifications.

3. Wharton Realty Associates, L.L.C. v. Biltmore Realty Co., Inc., Valentec International, Inc. General Defense Corporation d/b/a Flinchbaugh Operations, Olin Corporation, et. al. (Pending in Superior Court of New Jersey, Morris County, Law Division) Docket No. L-3505-94. This is a suit by a former landlord of GDC at Rockaway Industrial Complex in Wharton, New Jersey, where GDC leased a building from 1979 to 1984, to recover the expense of remediating hydrocarbon contamination around a heating oil tank near the building. Olin recently settled this matter.

4. Iran BALL POWDER[R] Plant. (Potential Litigation) The Ministry of Defense, Tehran, Iran, has requested arbitration of a dispute over U.S. Government cancellation of a 1974 contract between MOD and Olin to construct a BALL POWDER[R] plant in Iran. U.S. State Department regulations prohibit performance of the contract by Olin.

5. Pease vs. OAC (Wrongful Termination, Age Discrimination & Damages). Superior Court State of Washington, County of King. Damages not specified. Plaintiff's counsel has notified OAC of his intent to voluntarily dismiss the case "without prejudice". Plaintiff could refile anytime prior to May 1997.

6. Multi-year II Contract Defective Pricing Claim. Administrative Contracting Officer. The claim amount is $600,000.00 which is to be negotiated. OAC has agreed to adjust the contract price. The amount has not been negotiated. Currently there is no outside counsel representing Olin.

7. Threatened Litigation (McCann). McCann was a short service employee hired in 1992 as the Environmental Health and Safety Coordinator. In late 1994 his performance deteriorated, and the company decided to terminate him. After the decision but before the implementation, McCann came into the office and announced that he had cancer which required treatment, for which he needed to be on disability leave. Upon his return to work in January, 1995, he was terminated. He was offered additional severance and other benefits, in return for which he signed a release. His attorney now claims that he was terminated for his involvement in a co-worker's worker's compensation claim for $60,000.

9. Eddie Hill vs. KASL Enterprises et al. Plaintiff alleges he lost his hand in a trash compactor made by General Defense (Autopak). Autopak was sold by General Defense before it was acquired by Olin. The case is pending in Wayne County (Detroit), Michigan.

10. Stewart vs. Olin. The Illinois Department of Human Rights has filed a Complaint with the Illinois Human Rights Commission on behalf of Donald Stewart, a current employee at Marion, alleging discrimination with respect to terms and conditions of employment by Stewart's foreman.

11. Benedicta Lusk vs. Olin Corporation. Lusk is a female management-level employee at Downey (former 30mm Program Manager) who has filed a charge with EEO.

12. George Alcantara v. Olin Corporation. Alcantara a former hourly maintenance employee, has filed a charge with the California Department of Fair Employment and Housing, alleging national origin discrimination in connection with his recent layoff from the Downey facility. Alcantara is Mexican-American.

13. Western Processing Site, Washington. Olin Aerospace has obligations to make payments toward remediation pursuant to a 1986 Consent Decree.

14. Aqua-Tech Environmental, Inc. Hamilton Technology, Inc., a former subsidiary of General Defense Corporation, is a PRP at this site in South Carolina.

15. Maxey Flats. Hamilton Watch Company (HWC) is a PRP at the Maxey Flats Nuclear Disposal Site in Flemming County, Kentucky. Hamilton Watch Company was sold to SSIH of Bienne, Switzerland by General Defense Corporation (GDC) in 1973 prior to Olin's acquisition of GDC in 1988. SSIH is believed to have assumed all of HWC's liabilities.

B.   CURRENT SITES AND BUSINESSES

1. St. Petersburg, Florida. (Corporate headquarters and systems management operation for large caliber ammunition.)

2. Red Lion, Pennsylvania. (Manufacturing and research and development facility for large caliber ammunition metal and composite parts.)

3. Redmond, Washington. (Design, manufacturing and test facility for space, solid propellant and electronic products, office facilities and research and development laboratory.)

4. St. Marks, Florida. (Manufacturing facility for Ball Powder propellant and Research and development laboratory.)

5. Marion, Illinois. (Loading, assembly and packing of medium caliber ammunition, Manufacturing and test facility for solid propellant products, and demilitarization services research and development laboratory.)

6. San Leandro, California. (Pulsed power research and development laboratory, and test facilities; pulsed power and advanced warhead engineering and management.)

7. Downey, California. (Manufacturing facility for medium caliber ammunition components and air dispensed munitions components. System management and research and development.)

8. Moses Lake, Washington. (Manufacturing and test facility for solid propellant products.)

9.   Camden, Arkansas,  (Test range, support for the  ammunition business.)

10. Tracy California. (Manufacturing and test facility for advanced anti-armor warhead systems.)

11. Lucerne, Switzerland (Design, development and testing of anti-armor warhead systems for the Swiss Government.)



                                   EXHIBIT II

                                ORDNANCE-RELATED

            IDENTIFIED DISCONTINUED BUSINESSES AND FORMER PLANT SITES

East Petersburg, PA (former Hamilton Technologies, Inc. (HTI) plant site) [a/k/a "East Petersburg - GDC"]

Lancaster, PA (former HTI plant site) [a/k/a "Stoney Battery Road - HTI"]

Lancaster, PA (former HTI plant site) [a/k/a "Clock Towers"]

Largo, FL (former GDC plant site) [a/k/a "Largo - GDC"]

Socorro, NM (testing of DU projectiles)

Wharton, NJ (research and development facility) [a/k/a "Valentec Site"]



                                AEROSPACE-RELATED

                 DISCONTINUED BUSINESSES AND FORMER PLANT SITES

Bellevue, WA (construction and management of energy conservation systems) [Trans Energy Systems, Inc.]

Bellevue, WA (former offices) [Pacific Electro Dynamics, Inc.]

Manhattan Beach, CA (offices for classified project) [Martin & Stern, Inc.]

Netherlands (offices)

Palo Alto, CA (offices and light manufacturing) [Larse Corporation]

Preston, WA (explosives manufacturing and test site) [Explosives Corporation of America]

Reston (and surrounding area), VA (offices) [Martin & Stern, Inc.]

Santa Clara, CA (offices and light manufacturing)  [Larse Corporation]

Seattle, WA (former offices) [Rocket Research Company]

Various gas well leases in West Virginia and Ohio (servicing at gas well sites) [Petroleum Technology Corporation]

Wadsworth, OH (metal parts manufacturing)



Any sites or businesses discovered by Primex or Olin after the Effective Time that are related solely to the businesses comprising Primex on the Effective Time.



                                   EXHIBIT III

1. Facility Lease, dated December 29, 1986, between The Connecticut National Bank, as Trustee, and Physics International Company, as previously amended and otherwise amended from time to time.

2. Ground Sublease, dated December 29, 1986, between The Connecticut National Bank, as Trustee, and Physics International Company, as amended from time to time.

3. Agreement of Guaranty No. 1, dated December 29, 1986, between Olin Corporation and The Connecticut National Bank, as Trustee, as amended from time to time.

4. Agreement of Guaranty No. 2, dated December 29, 1986, between Olin Corporation and The Connecticut National Bank, as Trustee, as previously amended and otherwise amended from time to time.

5. Trust Agreement, dated as of December 29, 1986, between Merced Associates and The Connecticut National Bank, as amended from time to time.

6. Partnership Agreement, dated as of December 29, 1986, between Maryland National Leasing Corporation and Olin Financial Services Inc., as amended from time to time.

7. Note Purchase and Participation Agreement, dated as of March 9, 1987, among The Connecticut National Bank, Physics International Company, and various insurance companies named therein.

8.   Indenture, dated as of December 29, 1986, between D. Heben Porteus, David
H. Haig, Fred C. Weyand, and Paul Mullin Ganley, as Trustees, The Connecticut National Bank, as Trustee, and Merced Associates.

9. Purchase and Assignment Agreement, dated as of December 29, 1986, among Connecticut National Bank, as Trustee, Merced Associates and Physics International Company.

10. Credit Agreement, dated as of December 23, 1996, among Olin Corporation, Primex Technologies, Inc., the Banks Parties thereto and Morgan Guarranty Trust Company of New York as Agent, and the notes relating thereto.



                                   EXHIBIT IV

     BELGIUM LEGAL MATTER. The Company is involved in a contract dispute with the Belgium Ministry of Defense related to a 1985 sale of tank ammunition. The Belgium Ministry of Defense has alleged improprieties committed by the Belgium national who represented Olin in the transaction. Based on these allegations, the Belgium Ministry of Defense withheld final payment on the contract and the Company agreed to extend a letter of credit related to the contract guarantee pending a decision by the Belgium courts of the underlying contract dispute. The trial court ruled against the Company. The decision has been appealed. In the event that the trial court's decision is sustained, the resultant liability is estimated at approximately $4.5 million.